UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 9, 2009

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 5.02(c)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 9, 2009, QuickLogic Corporation (the “Company”) announced that Andrew J. Pease, the Company’s Vice President, Worldwide Sales, will be appointed to the position of President effective as of March 30, 2009.  E. Thomas Hart, the Company’s current Chairman, President and Chief Executive Officer will continue as the Company’s Chairman and Chief Executive Officer.  Mr. Pease has served as the Company’s Vice President, Worldwide Sales since November 2006.  From July 2003 to June 2006, Mr. Pease was Vice President of Worldwide Sales of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications.  From March 2000 to July 2003, Mr. Pease was Vice President of Sales at Syntricity Inc., a provider of software and services that manage semiconductor production yields and improve design-to-production processes.  From 1984 to 1996, Mr. Pease served in a number of sales positions at Advanced Micro Devices, or AMD, a global semiconductor manufacturer, where his last assignment was Group Director, Worldwide Headquarters Sales and Operations. Mr. Pease previously held Vice President of Sales positions at Integrated Systems Inc., an embedded software manufacturer (1996-1997), and Vantis Corporation, a programmable logic subsidiary of AMD (1997-1999). Mr. Pease holds a B.S. degree from the United States Naval Academy and an M.S. in computer science from the Naval Postgraduate School in Monterey, California.

There are no arrangements or understandings between Mr. Pease and any other person pursuant to which Mr. Pease was selected as President of the Company.  There are no transactions involving Mr. Pease that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01(d) Exhibits

99.1         Press release of QuickLogic Corporation dated February 9, 2009 announcing the appointment of Andrew J. Pease to the position of President.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2009

QuickLogic Corporation

/s/ Ralph S. Marimon
Ralph S. Marimon Vice President Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1

Press release of QuickLogic Corporation dated February 9, 2009 announcing the appointment of Andrew J. Pease to the position of President.